Exhibit 99.1

For Immediate Release: Wednesday, Oct. 10, 2018

Jami Miscik Appointed to GM Board of Directors

DETROIT — General Motors Co. announced the election of Jami Miscik to its Board of Directors. An expert in global security and intelligence, Miscik currently serves as the chief executive officer and vice chair of Kissinger Associates.

“Jami is a seasoned leader with experience in assessing the geopolitical and macroeconomic climate,” said GM Chairman and CEO Mary Barra. “Her unique and extensive background in intelligence, security and risk analysis and mitigation will add significant insights to GM’s board and the company’s overall strategy.”

Miscik, 60, was appointed chief executive officer and vice chair of Kissinger Associates in July 2017, after serving as co-CEO and vice chair since 2015 and president and vice chair since 2009. Prior to joining Kissinger Associates, Miscik served as the deputy director of intelligence at the Central Intelligence Agency. She also previously held roles at Barclays Capital and Lehman Brothers.

Miscik holds a master’s degree in international studies from the University of Denver and a bachelor’s degree in economics and political science from Pepperdine University. She serves on the board of directors at Morgan Stanley and as the co-vice chair of the Council on Foreign Relations. Miscik also previously served on the President’s Intelligence Advisory Board.

The election of Miscik to the board brings GM’s Board of Directors to 12 members, 11 of whom are non-employee directors.

General Motors (NYSE:GM) is committed to delivering safer, better and more sustainable ways for people to get around. General Motors, its subsidiaries and its joint venture entities sell vehicles under the Cadillac, Chevrolet, Baojun, Buick, GMC, Holden, Jiefang and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety and security services, Maven, its personal mobility brand, and Cruise, its autonomous vehicle ride-sharing company, can be found at http://www.gm.com.

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CONTACT:
Stephanie Rice
Finance Communications
313-269-3203
Stephanie.rice@gm.com